SAFECO Corporation and Subsidiaries

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COMPUTATION OF INCOME (LOSS) PER SHARE OF COMMON STOCK                Exhibit 11
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
Year Ended December 31                                                   2001         2000        1999
-------------------------------------------------------------------    --------     --------    --------
(In Millions Except Per Share Amounts)
BASIC NET INCOME (LOSS) PER SHARE
Net Income (Loss)                                                      $ (989.2)    $  114.6    $  252.2
                                                                       --------     --------    --------
Average Number of Common Shares Outstanding                               127.7        127.8       132.7
                                                                       --------     --------    --------
Basic Net Income (Loss) Per Share                                      $  (7.75)    $   0.90    $   1.90
                                                                       --------     --------    --------
DILUTED NET INCOME (LOSS) PER SHARE
Net Income (Loss)                                                      $ (989.2)    $  114.6    $  252.2
                                                                       --------     --------    --------
Average Number of Common Shares Outstanding                               127.7        127.8       132.7
Additional Common Shares Assumed Issued Under Treasury Stock Method
    (All due to employee stock options)                                     0.2           --         0.1
                                                                       --------     --------    --------
Average Number of Common Shares Outstanding                               127.9        127.8       132.8
                                                                       --------     --------    --------
Diluted Net Income (Loss) Per Share                                    $  (7.73)    $   0.90    $   1.90
                                                                       ========     ========    ========

Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if options granted under various stock-based compensation plans were exercised resulting in the issuance of common shares.

Due to the net loss in 2001, SAFECO used basic weighted-average shares outstanding to calculate income (loss) per share of common stock. Using diluted weighted-average shares outstanding would have resulted in a lower net loss per share of common stock.


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